September 7, 2018

Geert Kersten
Chief Executive Officer
CEL-SCI Corporation
8229 Boone Blvd., #802
Vienna, VA 22182

       Re: CEL-SCI Corporation
           Registration Statement on Form S-1
           Filed August 31, 2018
           File No. 333-227170

Dear Mr. Kersten:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Ada D. Sarmento at 202-551-3798 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Healthcare & Insurance
cc:    William T. Hart, Esq.